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                            NATIONAL PROCESSING, INC.
           EXHIBIT 11-STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS

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                                                     Three Months Ended                     Nine Months Ended
                                        ------------------------------------------------------------------------------

                                        September 30, 1996  September 30, 1995  September 30, 1996  September 30, 1995
                                        ------------------  ------------------  ------------------  ------------------

PRIMARY

Average shares outstanding                     47,487,500          43,100,000           44,573,175          43,100,000

Net effect of dilutive stock options-
based on the treasury stock method
using average market price                        109,133                   0               36,643                   0

Total                                          47,596,633          43,100,000           44,609,818          43,100,000
                                               ----------          ----------           ----------          ----------

Net income                                     $7,604,000          $6,170,000          $20,815,000         $17,638,000
                                               ----------          ----------          -----------         -----------

Per share amount                                    $0.16               $0.14                $0.47               $0.41
                                                    -----               -----                -----               -----


FULLY DILUTED

Average shares outstanding                     47,487,500          43,100,000           44,573,175          43,100,000

Net effect of dilutive stock options-
based on the treasury stock method
using the quarter-end market price,
if higher than average market price               194,373                   0               65,264                   0
                                                  -------                   -               ------                   -

Total                                          47,681,873          43,100,000           44,638,439          43,100,000
                                               ----------          ----------           ----------          ----------

Net income                                     $7,604,000          $6,170,000          $20,815,000         $17,638,000
                                               ----------          ----------          -----------         -----------

Per share amount                                    $0.16               $0.14                $0.47               $0.41
                                                    -----               -----                -----               -----

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